Exhibit 99.1

Media Contacts:
Sarah Beck
Rollins
404.888.2917

Manning Fairey
Jackson Spalding
For Rollins
404.214.3596

Rollins, Inc. Announces Executive Promotions

ATLANTA, May 4, 2010 — The Rollins, Inc. Board of Directors has elevated Harry J. Cynkus to senior vice president and has named Tom Luczynski as its new corporate secretary. Rollins  is an international consumer services company (NYSE: ROL), operating wholly owned subsidiaries Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, the Industrial Fumigant Company and Crane Pest Control.

Harry Cynkus joined Rollins in 1998 as CFO and corporate treasurer, and was named vice president in 2009. He began his career with Arthur Andersen & Co. in Boston and has held various financial and IT positions with several companies throughout the U.S. including Tyco International; ARAMARK Services; Initial USA ; Brach & Brock Confections and Mayer Electric Supply Co, Inc. His professional memberships include the American Institute of Certified Public Accountants, Financial Executives Institute and previously served on FEI’s National Committee on Finance and Information Technology.

Tom Luczynski will assume responsibilities as corporate secretary replacing Michael Knottek who retired from the company on April 30, 2010. Currently serving as vice president of Orkin international development, franchising and support services, Luczynski joined the company in 1985 as manager of reporting and was promoted to vice president Orkin finance in1995. Luczynski held several financial positions prior to joining Rollins with Revere Copper and Brass and Keytek-Elco Corporation. Luczynski is active in the pest control industry and has previously served on various industry Board committees. In addition, he has served as President of Financial Executives International in the Atlanta Chapter and as President of the Atlanta Chapter of the Institute of Management Accountants.

“Rollins is incredibly fortunate to have individuals such as Harry and Tom to assume these expanded responsibilities,” said Gary W. Rollins, president and CEO of Rollins, Inc. “Both of these men have excelled in numerous areas of our company and will continue to contribute significantly to Rollins success.”

About Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.